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                                                                    EXHIBIT 10.3

January 8, 2001

Richard M. Ferry
Chairman of the Board
Korn/Ferry International
1800 Century Park East, Suite 900
Los Angeles, California 90067

Dear Richard:

This is to confirm our understanding regarding your position and compensation in the coming years.

You will continue as Chairman of the Board of the Company through the end of your current term as a director, which expires at the annual shareholders meeting in September 2001. During your service as Chairman, you shall not be required or expected to devote more than 50% of your business time to your duties to the Company.

After you step down as Chairman, you shall have the permanent title of Founder Chairman. From October 1, 2001 through September 30, 2002, you shall continue to devote approximately 25% of your business time in efforts for the Company, reporting directly to the CEO and having such duties and functions consistent with your position as are assigned to you by the CEO.

After October 1, 2002 through September 30, 2007, you will continue to have the benefits and perquisites described below. During this period, your duties shall be limited to those consulting assignments proposed by the CEO or the Board and accepted by you. You shall have no obligation to undertake assignments for the Company, but you are not to undertake positions or duties for competitors.

Compensation.  For the year ending September 30, 2001, your annual salary will
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be $400,000.  For the subsequent year, your salary shall be $300,000.  All amounts will be paid in accordance with the Company's normal payroll practices. After September 2002, you will not receive a direct salary.

You will continue to participate in the Company's cash incentive award plan for fiscal years through April 30, 2002. Thereafter, through September 30, 2007, you may receive bonus awards as determined from time to time by the Compensation Committee of the Board in light of your service to the Company.

Benefits & Perquisites.  Until September 30, 2002, you shall continue to
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participate in executive benefits plans, programs, perquisites and other arrangements sponsored or maintained by the Company from time to time in accordance with your participation in such arrangements today, including without limitation, participation in the Executive Medical Plan at the benefit level which you currently participate, and continued vesting in the Enhanced Wealth Accumulation Plan ("EWAP") and the Worldwide Executive Benefit Retirement Plan ("WEB"), and your tax preparation benefit will be continued. Thereafter, and through September 30, 2007, the
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Company shall provide to you  (i) at its Los Angeles offices, an office and a secretary chosen by you, (ii) medical insurance for you and your wife consistent with the insurance coverage maintained for you as of the date hereof,
(iii) an annual budget of $50,000 for community charitable activities, with expenditures in excess of $10,000 subject to approval by the CEO, (iv) reimbursement for existing club memberships and business expenses, and an automobile allowance not less than currently paid, and (v) home office arrangements substantially equivalent to those currently provided.

Termination.  The Company will not terminate you without Cause, and you may
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terminate this agreement for Good Reason (each of which terms are defined on
Annex A). If your employment is terminated by the Company without Cause or by Executive for Good Reason then the Company shall: (i) pay to you within 30 days your accrued compensation through the termination date and a lump sum payment equal to the remaining base salary to be paid to you through September 30, 2002;
(iii) continue your vesting in EWAP and WEB through September 30, 2002; and
(iv) you shall continue to participate at the same levels and for the term indicated above under "Benefits & Perquisites" with respect to the Company's benefit plans, programs, perquisites and other arrangements in which you participated prior to your termination (or, if such continuation is not possible or practical, a lump sum payment comparable to the Company's cost of continuing such participation).

If this letter accurately sets forth our understanding regarding the terms of your continuing employment, please sign a copy in the space below and return a signed copy to me.

                                             Sincerely,


                                             /s/ Windle B. Priem



                                             Chief Executive Officer and
                                             President
Acknowledged and Agreed:


/s/ Richard M. Ferry
__________________________

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                                    Annex A

For purposes of this letter, "Cause" means: (i) Executive is convicted of a felony involving moral turpitude, or (ii) Executive engages in activities in competition with the Company or solicits any employee to leave the employment of the Company to work with any competitive enterprise, or (iii) Executive engages in conduct that constitutes gross neglect or gross misconduct in carrying out his duties under this agreement, unless the Executive believed in good faith that such act or failure to act was in the best interests of the Company.

For purposes of this letter, "Good Reason" means, any if the following occur without the Executive's prior written consent:

     (a) the Company reduces Executive's duties or responsibilities or assigns him duties which are materially inconsistent with his duties as Chairman or Founder Chairman; or

     (b) the Company reduces Executive's then current Base Salary or terminates or materially reduces any employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction applicable to all senior executive officers of the Company); or

     (c) the Company fails to perform or breaches its obligations under any other material provision of this agreement and does not correct such failure or breach (if correctable) within 60 days following receipt of notice thereof from Executive; or

     (d) the Company reduces Executive's title or removes him as Chairman prior to September 30, 2001;

     (e) the Company fails to obtain the assumption in writing of its obligation to perform this agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.